Exhibit 99.1

Hercules Announces Third Quarter 2015 Financial Results and

Quarterly Dividend of $0.31 per Share

•	Q3 2015 Distributable Net Operating Income, or “DNOI,” of $25.8 million, or $0.36 per share, up 35.3% and 33.3% quarter-over-quarter, respectively

•	Q3 2015 Net Investment Income, “NII” of $23.6 million, or $0.33 per share, up 40.6% and 43.5% quarter-over-quarter, respectively

•	New Equity and Debt Commitments year-to-date of $628.9 million

•	Total Gross Fundings year-to-date totaled $532.0 million, a 28.7% increase over the same period in 2014

•	Record Q3 Fundings of $158.6 million, an increase of 23.3% compared to the $128.6 million in Q3 2014, making Q3 2015 the best Q3 in the Company history

•	Year-to-date Net Realized Gains of $8.4 million, or $0.12 per share

•	Robust IPO and M&A liquidity events, with 15 Hercules portfolio companies having completed or announced an IPO or M&A liquidity event, year-to-date 2015

•	GAAP Effective Yields increased to 16.4%, up 18.8% quarter-over-quarter

•	Strong liquidity position with $297.3 million available as of September 30, 2015, an increase of 37.6% quarter-over-quarter

•	Asset coverage for borrowed amounts of 280.6% as of September 30, 2015

•	Completed Stock Repurchases of $4.5 million, or 423,451 shares of common stock through September 30, 2015

•	Hercules announced the intention to redeem $40 million of the 7.00% September 2019 Notes

PALO ALTO, Calif., November 5, 2015 - Hercules Technology Growth Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the leading specialty financing provider to innovative venture growth stage companies backed by leading venture capital firms, today announced its financial results for the third quarter ended September 30, 2015.

The Company also announced that its Board of Directors has declared a third quarter cash dividend of $0.31 per share, that will be payable on November 23, 2015, to shareholders of record as of November 16, 2015.

“We delivered another very solid quarter, marked by healthy net investment income of $0.33 per share, equally strong effective yields, stable credit quality and improving outlook in the public markets,” stated Manuel A. Henriquez, chairman and chief executive officer of Hercules. “The third quarter was marked by significant stock market volatility, especially in the biotechnology and, to a lesser extent, technology sectors that lead to a slight decline in our NAV as it relates to our public securities holdings. Nevertheless, we were still able to selectively invest in and grow our investment loan portfolio, by nearly 17% year-to-date, demonstrating the continued growth and resilience of the Hercules brand and platform, in what is typically a slower period of investing activities. Hercules is on track to deliver a strong 2015 performance and we see very robust opportunities for further growth in 2016 with an extremely solid pipeline of potential transactions under evaluation exceeding $1.3 billion.”

Henriquez added, “Hercules’ strong Q3 2015 performance is a result of our focus on disciplined underwriting, our leadership position within the venture lending industry and our ongoing relationships with many of the top-tier and leading venture capital firms and their innovative and disruptive companies. All of this culminated in seasonally high new commitments and record new fundings on a year-to-date basis for the Company, with total gross fundings of $532 million through the third quarter, putting us on pace to exceed our record performance in 2014 of $611 million.”

Henriquez concluded, “We were also very pleased that the market volatility during the third quarter and most of 2015 did not impede many of our portfolio companies’ ability to achieve liquidity events, with 15 companies completing or announcing IPO or M&A liquidity events, resulting in realized gains of $8.4 million or ($0.12 per share in earnings), year-to-date in 2015. We remain cautiously optimistic as we continue to selectively add new portfolio companies to our growing investment loan portfolio and remain committed to our goal of driving our investment portfolio to $1.3 billion or higher. Lastly, we are also pleased to report that our Mixed Shelf Registration Statement has been declared effective by the Securities and Exchange Commission (“SEC”), which will allow us to pursue our desired refinancing of some of our older and more expensive 7.00% 2019 bonds, with new lower cost bonds.”

Q3 2015 Review and Operating Results

Investment Portfolio

Hercules had another very solid Q3, reflecting a healthy market for venture capital-backed high growth companies, having successfully entered into new debt and equity commitments of $113.3 million, and funded a company record of $158.6 million to new and existing portfolio companies.

Hercules experienced a much higher than anticipated, and company record setting, level of unscheduled early principal repayments of $189.2 million, which along with our normal scheduled amortization of $32.3 million, represented nearly $221.5 in loan repayments. Despite these unprecedented levels, Hercules platform showed its resiliency with the combination of our stronger than normal Q3 2015 new commitments and record level of new loan fundings of $158.6 million, both helped to minimize the effect of the higher than anticipated level of repayments, resulting in a decrease of only $61.4 million in our loan portfolio during the third quarter, on a cost basis.

The Company’s total investment portfolio, valued at cost and fair value by category, quarter-over-quarter, is highlighted below:

(dollars in millions)	Loans	Equity	Warrants	Total Portfolio
Balances at Cost at 6/30/15	$1,170.6	$48.6	$41.8	$1,261.0

New fundings (a)	155.4	1.7	1.5	158.6
Unscheduled paydowns(b)	(189.2)	—	—	(189.2)
Principal reduction on investments	(32.3)	—	—	(32.3)
Net changes attributed to conversions, liquidations, and fees	4.7	(2.0)	(0.7)	2.0

Net activity during Q3 2015	(61.4)	(0.3)	0.8	(60.9)

Balances at Cost at 9/30/2015	$1,109.2	$48.3	$42.6	$1,200.1

Balances at Value at 6/30/15	$1,137.6	$71.2	$29.9	$1,238.6

Net activity during Q3 2015	(61.4)	(0.3)	0.8	(60.9)
Net change in unrealized appreciation / (depreciation)(c)	1.4	(18.1)	(9.4)	(26.1)

Balances at Value at 9/30/2015	$1,077.6	$52.8	$21.3	$1,151.7

(a)	New fundings amount includes $21.4M total new fundings associated with revolver loans during Q3 2015.
(b)	Unscheduled paydowns includes $25.3M paydown on revolvers during Q3 2015.
(c)	In Q3 2015, we witnessed significant stock market volatility primarily in sectors we principally invest in, technology and biotechnology, which adversely affected the fair value mark-to-market valuations of our public and private portfolio companies. For example, of the $18.1 million in net unrealized (depreciation) highlighted in the table above, on our equity investments, the majority of which is attributed to actual public company end of quarter prices, and primarily concentrated in two public companies making up approximately $9.3 million. Furthermore, an additional $9.4 million in net unrealized depreciation is related to mark-to-market fair value adjustments related to on our warrant portfolio investments, of which $6.1 million is related to unrealized depreciation primarily to our private portfolio, which also reflects mark-to-market adjustments in companies related to declining industry performance.

As of September 30, 2015, 91.7% of the Company’s debt investments were in a “true first lien” senior secured position.

In addition, we are well positioned and very asset sensitive for any eventual increases in market rates that may occur in the near future with 98.2% of our loan investment portfolio being priced at floating interest rates or floating interest rates with a Prime or LIBOR-based interest rate floor, which coupled with our existing fixed interest rate outstanding bond obligations, would potentially lead to higher net investment income to our shareholders.

Rising Interest Rates and High Asset Sensitivity Will Benefit Hercules Significantly

Based on our Consolidated Statement of Assets and Liabilities as of September 30, 2015, the following table shows the approximate annualized increase in components of net income resulting from operations of hypothetical base rate changes in interest rates, such as prime rate, assuming no changes in our investments and borrowings.

We expect each 25 bps increase in the Prime Rate to contribute approximately $2.0 million, or $0.03 per share, of net investment income.

(in thousands) Basis Point Increase (1)	Interest Income (2)	Interest Expense	Net Income	EPS(2)
25	$2,382.00	$370.00	$2,012.00	$0.03
50	$4,764.00	$394.00	$4,370.00	$0.06
75	$7,146.00	$418.00	$6,728.00	$0.10
100	$9,528.00	$442.00	$9,086.00	$0.13
200	$19,506.00	$538.00	$18,968.00	$0.28
300	$30,278.00	$633.00	$29,645.00	$0.43

(1)	A decline in interest rates would not have a material impact on our Consolidated Financial Statements
(2)	EPS calculated on basic weighted shares outstanding of 68,897

Unfunded Commitments

The Company’s commitments and contingencies consist primarily of unused commitments to extend credit in the form of loans to select Company’s portfolio companies. A portion of these unfunded contractual commitments are dependent upon the portfolio company reaching certain milestones. Furthermore, our credit agreements contain customary lending provisions that allow us relief from funding obligations for previously made commitments in instances where the underlying company experiences materially adverse events that affect the financial condition or business outlook for the Company. Since a portion of these commitments may expire without being drawn, unfunded contractual commitments do not necessarily represent future cash requirements. As such, the Company’s disclosure of unfunded contractual commits includes only those which are available at the request of the portfolio company and unencumbered by milestones.

At September 30, 2015, the Company had approximately $109.6 million of unfunded commitments, including undrawn revolving facilities, which were available at the request of the portfolio company and unencumbered by milestones.

Signed Term Sheets

Hercules finished Q3 2015 with $37.0 million in signed non-binding term sheets outstanding to three new and existing companies. Signed non-binding term sheets are subject to satisfactory completion of Hercules’ due diligence and final investment committee approval process as well as negotiations of definitive documentation with the prospective portfolio companies. These non-binding term sheets generally convert to contractual commitments in approximately 90 days from signing. It is important to note that not all signed non-binding term sheets are expected to close and do not necessarily represent future cash requirements or investments.

Existing Equity and Warrant Portfolio

Equity Portfolio

Hercules held equity positions in 47 portfolio companies with a fair value of $52.8 million and a cost basis of $48.3 million as of September 30, 2015. On a fair value basis, $27.8 million related to public equity positions, primarily concentrated in Box, Inc. which had a fair value of $16.2 million at September 30, 2015. In Q3 2015, the technology and biotechnology markets we serve experienced a significant level of volatility, which adversely affected the market valuations of our public and private portfolio companies.

Warrant Portfolio

Hercules held warrant positions in 132 portfolio companies with a fair value of $21.3 million and a cost basis of $42.6 million as of September 30, 2015. In Q3 2015, the technology and biotechnology markets we serve experienced a significant level of volatility, which adversely affected the market valuations of our public and private portfolio companies.

IPO Activity

During Q3 2015, two Hercules’ portfolio companies, Neos Therapeutics and ViewRay, completed their initial public offerings (“IPO”).

•	In July 2015, Hercules’ portfolio company, Neos Therapeutics, Inc. (NASDAQ:NEOS) completed its initial public offering. Hercules currently holds 125,000 and 70,833 shares, of common stock and warrants, respectively, in Neos Therapeutics, as of September 30, 2015.

•	In July 2015, Hercules’ portfolio company, ViewRay, Inc. (OTCQB:VRAY) completed its public offering via a reverse merger with ViewRay Technologies, Inc. In April 2015, ViewRay had previously withdrawn its Form S-1 Registration Statement. Hercules currently holds 128,231 shares, of warrants, in ViewRay, as of September 30, 2015.

As of September 30, 2015, Hercules held warrant and equity positions in six portfolio companies that had filed Form S-1 Registration Statements with the SEC in contemplation of a potential IPO:

•	Gelesis, Inc.

•	Cerecor Inc. (subsequently completed its IPO in October 2015)

•	Edge Therapeutics, Inc. (subsequently completed its IPO in October 2015)

•	Three companies filed confidentially under the JOBS Act.

•	In October 2015, Hercules’ portfolio company Edge Therapeutics, Inc. (Nasdaq: EDGE) completed its initial public offering of 7,315,151 shares of common stock at a public offering price of $11.00 per share. Hercules currently holds 157,190 shares, of common stock, 78,595 shares, of warrants, in Edge Therapeutics, as of September 30, 2015.

•	In October 2015, Hercules’ portfolio company Cerecor Inc. (Nasdaq: CERCU) completed its initial public offering of 4.0 million shares of common stock at a public offering price of $6.50 per share. Hercules currently holds 119,087 and 22,328 shares, of Preferred Series B-1 and warrants, respectively, in Cerecor, as of September 30, 2015.

There can be no assurances that companies that have yet to complete their IPOs will do so.

Portfolio Company M&A Events

In July 2015, Synopsys, Inc. (NASDAQ: SNPS) completed its acquisition of Hercules’ portfolio company Atrenta, Inc. The Company recognized a net realized gain of $2.6 million from the transaction, generating an internal rate of return (“IRR”) of 27.1% from its equity and warrant gains, and a fully realized IRR of 16.0% from its loan repayments and equity/warrant gains.

In September 2015, BlackBerry (NASDAQ:BBRY) announced that it had entered into a definitive agreement to acquire Hercules’ portfolio company Good Technology Corporation for $425.0 million in cash. In November 2015, BlackBerry completed its acquisition of Good Technology. Hercules currently holds 500,000 shares, of common stock, in Good Technology, as of September 30, 2015.

In October 2015, AtriCure, Inc. (Nasdaq: ATRC) announced and completed its acquisition of Hercules’ portfolio company nContact Surgical, Inc. for an upfront payment of 3.7 million shares of AtriCure common stock, valued at $24.60 per share and approximately $8.0 million in cash. Hercules currently holds 201,439 shares, of preferred warrants, in nContact, as of September 30, 2015.

In October 2015, Outerwall Inc. (Nasdaq: OUTR) announced that it had entered into a definitive agreement to acquire Hercules’ portfolio company Gazelle, Inc. for $18.0 million in cash, less net closing transactions costs and fees. The transaction is subject to customary closing conditions, including regulatory approvals. There can be no assurances that these companies will complete the transaction in a timely manner or at all.

Effective Portfolio Yield and Core Portfolio Yield (“Core Yield”)

Effective Yields during Q3 of 2015, which increased reflecting our most recent historical levels, were impacted by the record setting unscheduled early principal repayments of $189.2 million. Our effective portfolio yields, which generally include the effects of fees and income accelerations attributed to early payoffs, as well as other activities, or one-time event fees, increased to 16.4%, or 260 bps higher than the second quarter of 2015 of 13.8%. Our effective yields are materially impacted by elevated levels of unscheduled early principal repayments, and are derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter, which excludes non-interest earning assets such as warrants and equity investments.

Core Yields during Q3 of 2015, stabilized to our expected normalized levels of 12.6%. Hercules defines Core Yield as yields which generally exclude any benefits from the accretion of fees and income related to early loan repayments attributed to the acceleration of unamortized origination fees and income as well as prepayment fees.

Income Statement

Total investment income for Q3 of 2015 was $47.1 million, an increase of 27.3%, as compared to $37.0 million in Q3 2014. The increase is primarily attributable to loan portfolio growth, specifically a greater weighted average principal outstanding of the Company’s debt portfolio between the periods, as well as an increase in the acceleration of original issue discounts and end of term payments related to an unanticipated high level of early loan pay-offs and restructures.

Interest expense and loan fees were $8.9 million during Q3 2015, as compared to $7.9 million in Q3 2014. The increase is due to higher weighted average principal balances outstanding on our Asset Backed Notes, Wells Facility and Baby Bonds, slightly offset by a reduction in debt issuance cost amortization related to our Convertible Senior Notes and Asset Backed Notes.

The Company had a weighted average cost of debt comprised of interest and fees and loss on debt extinguishment of 5.6% in Q3 2015 versus 6.6% during Q3 2014. The decrease was primarily driven by a reduction in the weighted average principal outstanding on our higher yielding debt instruments and a reduction in non-cash acceleration of debt issuance costs related to our SBA Debentures, Convertible Senior Notes and Asset Backed Notes.

Total operating expenses, excluding interest expense and loan fees, for Q3 2015 were $14.7 million, as compared to $9.1 million for Q3 2014. The increase was primarily due to changes in variable compensation due to strong origination activities, increased recruiting costs related to strategic employee hiring objectives, and general corporate level expenses.

NII – Net Investment Income

NII for Q3 2015 was $23.6 million, compared to $19.0 million in Q3 2014, representing an increase of 24.2%, due to a greater weighted average principal outstanding of the Company’s debt portfolio between the periods. NII per share for Q3 2015 was $0.33 based on 71.5 million basic weighted average shares outstanding, compared to $0.30 based on 62.4 million basic weighted average shares outstanding in Q3 2014, representing an increase of 10.0%.

NII for Q3 2015 was $23.6 million, compared to $16.8 million in Q2 2015, representing an increase of 40.6%, due to an increase in the acceleration of original issue discounts and end of term payments related to an unanticipated high level of early loan pay-offs and restructures. NII per share for Q3 2015 was $0.33 based on 71.5 million basic weighted average shares outstanding, compared to $0.23 based on 71.4 million basic weighted average shares outstanding in Q2 2015, an increase of 43.5%.

DNOI—Distributable Net Operating Income

DNOI for Q3 2015 was $25.8 million or $0.36 per share, as compared to $21.8 million or $0.35 per share in Q3 2014, representing an increase of 18.3% and 2.9%, respectively.

DNOI for Q3 2015 was $25.8 million or $0.36 per share, as compared to $19.0 million or $0.27 per share in Q2 2015, representing an increase of 35.8% and 33.3%, respectively.

DNOI measures Hercules’ operating performance, exclusive of employee stock compensation, which represents expense to the Company but does not require settlement in cash. DNOI includes income from payment-in-kind, or “PIK”, and back-end fees that are generally not payable in cash on a regular basis but rather at investment maturity. Hercules believes disclosing DNOI and the related per share measures are useful and appropriate supplements and not alternatives to GAAP measures for net operating income, net income, earnings per share and cash flows from operating activities.

Realized Gains/ (Losses)

Year-to-date, Hercules has realized gains of $8.4 million. During Q3 2015, Hercules recognized net realized gains of $6.4 million. This net gain was comprised of $6.8 million of gross realized gains primarily from the sale of investments from three companies and the subsequent recoveries received on two previously written-off debt investments. These gains were offset by gross realized losses of $424,000 from the liquidation of our warrant investment in one portfolio company and the write-off a portion of our debt investment in one portfolio company.

Continued Credit Discipline and Cumulative Credit Performance

Cumulative net realized losses on investments, since our first origination commencing in October 2004, through September 30, 2015, totaled $3.6 million, on a GAAP basis. When compared to total commitments of $5.6 billion over the same period, the net realized loss since inception represents 11 basis points “bps” or 0.11% of total commitments, or an annualized loss rate of 1 bps.

Unrealized Appreciation/ (Depreciation)

A break-down of the net unrealized appreciation/ (depreciation) in the investment portfolio is highlighted below:

	Three Months Ended September 30, 2015
(dollars in millions)	Loans	Equity	Warrants	Total
Collateral based impairments	$(1.0)	$—	$(0.4)	$(1.4)
Reversals of Prior Period Collateral based impairments	3.1	—	—	3.1

Net Collateral based impairments	2.1	—	(0.4)	1.7
Reversals due to Debt Payoffs & Warrant/Equity sales	0.2	(4.5)	(0.8)	(5.1)
Fair Value Market/Yield Adjustments
Level 1 & 2 Assets	—	(9.8)	(2.1)	(11.9)
Level 3 Assets	(0.9)	(3.8)	(6.1)	(10.8)

Total Fair Value Market/Yield Adjustments	(0.9)	(13.6)	(8.2)	(22.7)

Total Unrealized Appreciation/(Depreciation)*	$1.4	$(18.1)	$(9.4)	$(26.1)

*	Excludes unrealized depreciation from escrow receivable, Citigroup warrant participation, and taxes payable

During Q3 2015, the Company recorded $26.1 million total net unrealized depreciation from our debt, equity and warrant investments. $1.4 million is attributed to net unrealized appreciation on our debt investments. $27.5 million is attributed to net unrealized depreciation on our equity and warrant investments, which relates to the reversal of $5.3 million of unrealized appreciation upon being realized as a gain on sale of shares of Box, Inc. and the acquisition proceeds received from Atrenta, Inc; and the $21.8 million of depreciation relating to mark-to-market adjustments, which is consistent with the market volatility in the same quarter.

Dividends

The Board of Directors has declared a third quarter cash dividend of $0.31 per share. This dividend would represent the Company’s 41st consecutive dividend declaration since its initial public offering, bringing the total cumulative dividend declared to date to $11.23 per share. The following shows the key dates of our third quarter 2015 dividend payment:

Record Date	November 16, 2015
Payment Date	November 23, 2015

Hercules’ Board of Directors maintains a variable dividend policy with the objective of distributing four quarterly distributions in an amount that approximates 90% to 100% of our taxable quarterly income or potential annual income for a particular year. In addition, at the end of the year, our Board of Directors may choose to pay an additional special dividend, or fifth dividend, so that we may distribute approximately all of our annual taxable income in the year it was earned, or electing to maintain the option to spill over our excess taxable income into the coming year for future dividend payments.

The determination of the tax attributes of the Company’s distributions is made annually as of the end of the Company’s fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year. If the Company had determined the tax attributes of our distributions year-to-date as of September 30, 2015, approximately 100% would be from ordinary income and spillover earnings from 2014. However, there can be no certainty to shareholders that this determination is representative of what the tax attributes of its 2015 distributions to shareholders will actually be. As a result of the Company’s strong 2014 performance, it will distribute 100% of its spillover earnings from long-term earnings from 2014.

Liquidity and Capital Resources

The Company ended Q3 2015 in a very strong liquidity position with $297.3 million in available liquidity, including $147.3 million in cash and $150.0 million in available credit facilities, subject to existing terms and advance rates and regulatory and covenant requirements. As of September 30, 2015, 100% of the Company’s debt outstanding, other than the Bank Facilities, was in fixed rate debt instruments, well positioning Hercules for any increase in short term rates, should they occur.

Bank Facilities

Hercules has two committed credit facilities with Wells Fargo and Union Bank for $75.0 million each. The Wells facility includes an accordion feature able to increase the existing $75.0 million facility up to a $300.0 million accordion credit facility. Pricing at September 30, 2015 under the Wells facility and Union Bank facility was LIBOR+3.25% with no floor and LIBOR+2.25% with no floor, respectively.

Leverage

Hercules’ net leverage or debt to equity less cash ratio at September 30, 2015 was 61.3%, including SBA debentures. On a GAAP basis, debt to equity was 81.7%, at September 30, 2015. Net leverage is derived by deducting the outstanding cash at September 30, 2015 of $147.3 million from total debt of $590.3 million and divided by total equity of $722.8 million.

Hercules has an SEC exemptive order relief, thereby allowing it to exclude from its regulatory leverage limitations (1:1) of all outstanding SBA debentures of $190.2 million, providing the Company with the potential capacity to add leverage of $322.7 million to its balance sheet, bringing the maximum potential leverage to $913.0 million, or 126.3% (1.26:1), as of September 30, 2015, if it had access to such additional leverage.

As of September 30, 2015, the Company’s asset coverage ratio under our regulatory requirements as a business development company was 280.6%, excluding the SBIC debentures as a result of our exemptive order from the SEC.

Net Asset Value

As of September 30, 2015, the Company’s net assets were $722.8 million, an increase of 10.1% as compared to $656.2 million as of September 30, 2014, due in part to the $100.1 million equity offering completed in March 2015. Net assets were $743.7 million at the end of Q2 2015.

As of September 30, 2015, net asset value per share was $10.02 on 72.1 million outstanding shares, compared to $10.22 on 64.2 million outstanding shares as of September 30, 2014, and compared to $10.26 on 72.5 million outstanding shares as of September 30, 2015.

The 2.8% decline in NAV of $20.9 million from Q2 2015 to Q3 2015, was primarily due to the mark-to-market net unrealized depreciation on our public and private equity and warrant portfolio caused by the volatility in the technology and biotechnology markets our portfolio companies serve. The total net unrealized depreciation and realized gains were both split approximately 53% and 47% between our public and private holdings, respectively.

Net Asset Value Reconciliation
Total net unrealized mark-to-market equity/warrant depreciation	-3.5%
Total realized gains	0.8%
Other Items	-0.1%
Net Decline in Net Asset Value	-2.8%

Portfolio Asset Quality

As of September 30, 2015, grading of the loan portfolio at fair value, excluding warrants and equity investments, was as follows:

Grade 1	$198.7 million or 18.4% of the total portfolio
Grade 2	$636.5 million or 59.1% of the total portfolio
Grade 3	$99.0 million or 9.2% of the total portfolio
Grade 4	$59.7 million or 5.5% of the total portfolio
Grade 5	$83.7 million or 7.8% of the total portfolio

At September 30, 2015, the weighted average loan grade of the portfolio at cost was 2.33 on a scale of 1 to 5, with 1 being the highest quality, compared with 2.07 as of September 30, 2014 and 2.25 as of June 30, 2015. Hercules’ policy is to generally adjust the grading down on its portfolio companies as they approach the need for additional equity capital.

Subsequent Events

1.	As of November 2, 2015, Hercules has:

a.	Closed debt and equity commitments of $5.2 million to new and existing portfolio companies.

b.	Pending commitments (signed non-binding term sheets) of $66.1 million.

The table below summarizes our year-to-date closed and pending commitments as follows:

Closed Commitments and Pending Commitments (in millions)
January 1 – September 30, 2015 Closed Commitments (a)	$629.0
Q4-15 Closed Commitments (as of November 2, 2015)(a)	$5.2
Q4-15 Pending Commitments (as of November 2, 2015) (b)	$66.1

Year-to-date 2015 Closed and Pending Commitments	$700.3

Notes:

a.	Closed Commitments may include renewals of existing credit facilities. Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.
b.	Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.

1.	In October 2015, Hercules’ portfolio company Edge Therapeutics, Inc. (Nasdaq: EDGE) completed its initial public offering of 7,315,151 shares of common stock at a public offering price of $11.00 per share. Hercules currently holds 157,190 shares, of common stock, 78,595 shares, of warrants, in Edge Therapeutics, as of September 30, 2015.

2.	In October 2015, Hercules’ portfolio company Cerecor Inc. (Nasdaq: CERCU) completed its initial public offering of 4.0 million shares of common stock at a public offering price of $6.50 per share. Hercules currently holds 119,087 and 22,328 shares, of Preferred Series B-1 and warrants, respectively, in Cerecor, as of September 30, 2015.

3.	In October 2015, AtriCure, Inc. (Nasdaq: ATRC) announced and completed its acquisition of Hercules’ portfolio company nContact Surgical, Inc. for an upfront payment of 3.7 million shares of AtriCure common stock, valued at $24.60 per share and $8.0 million in cash. Hercules currently holds 201,439 shares, of preferred warrants, in nContact, as of September 30, 2015.

4.	In October 2015, Outerwall Inc. (NASDAQ: OUTR) announced that it had entered into a definitive agreement to acquire Hercules’ portfolio company Gazelle, Inc. for $18.0 million in cash. The transaction is subject to customary closing conditions, including regulatory approvals. Hercules holds 991,288 Preferred Series A-1, of warrants, in Gazelle. There can be no assurances that these companies will complete the transaction in a timely manner or at all.

5.	In November 2015, BlackBerry (NASDAQ:BBRY) completed its acquisition of Hercules’ portfolio company Good Technology Corporation for $425.0 million in cash. Hercules currently holds 500,000 shares, of common stock, in Good Technology, as of September 30, 2015.

6.	In November 2015, Hercules announced its intention to partially redeem its 7.00% Senior Unsecured Noted due September 2019.

Conference Call

Hercules has scheduled its third quarter 2015 financial results conference call for November 5, 2015 at 2:00 p.m. PST (5:00 p.m. EST). To listen to the call, please dial (877) 304-8957 (or (408) 427-3709 internationally) and reference Conference ID: 56935135 if asked, approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately three hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the passcode 56935135.

About Hercules Technology Growth Capital, Inc.

Hercules Technology Growth Capital, Inc. (NYSE: HTGC) (“Hercules”) is the leading specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in the technology, biotechnology, life sciences, healthcare, and energy & renewable technology industries. Since inception (December 2003), Hercules has committed more than $5.6 billion to over 325 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol “HTGC.”

In addition, Hercules has three outstanding bond issuances of 7.00% Notes due April 2019, 7.00% Notes due September 2019, and 6.25% Notes due July 2024, which trade on the NYSE under the symbols “HTGZ,” “HTGY,” and “HTGX,” respectively.

Forward-Looking Statements

The information disclosed in this press release is made as of the date hereof and reflects Hercules most current assessment of its historical financial performance. Actual financial results filed with the SEC may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors the Company identifies from time to time in its filings with the SEC. Although Hercules believes that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Technology Growth Capital, Inc.

650-433-5578 HT-HN

mhara@htgc.com

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES

(unaudited)

(dollars in thousands, except per share data)

	September 30, 2015	December 31, 2014
Assets
Investments:
Non-control/Non-affiliate investments (cost of $1,184,913 and $1,019,799, respectively)	$1,142,544	$1,012,738
Affiliate investments (cost of $15,179 and $15,538, respectively)	9,184	7,999

Total investments, at value (cost of $1,200,092 and $1,035,337, respectively)	1,151,728	1,020,737
Cash and cash equivalents	147,304	227,116
Restricted cash	5,358	12,660
Interest receivable	8,528	9,453
Other assets	19,813	29,257

Total assets	$1,332,731	$1,299,223

Liabilities
Accounts payable and accrued liabilities	$19,613	$14,101
Long-term Liabilities (Convertible Senior Notes)	17,461	17,345
2017 Asset-Backed Notes	—	16,049
2021 Asset-Backed Notes	129,300	129,300
2019 Notes	150,364	170,364
2024 Notes	103,000	103,000
Long-term SBA Debentures	190,200	190,200

Total liabilities	$609,938	$640,359
Net assets consist of:
Common stock, par value	$73	$65
Capital in excess of par value	757,646	657,233
Unrealized (depreciation) on investments	(50,118)	(17,076)
Accumulated realized gains on investments	22,503	14,079
Undistributed net investment income (Distributions in excess of net investment income)	(7,311)	4,563

Total net assets	$722,793	$658,864

Total liabilities and net assets	$1,332,731	$1,299,223

Shares of common stock outstanding ($0.001 par value, 200,000,000 and 100,000,000 authorized, respectively)	72,109	64,715
Net asset value per share	$10.02	$10.18

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

(dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Investment income:
Interest income
Non-Control/Non-Affiliate investments	$40,256	$33,210	$105,861	$92,975
Affiliate investments	83	130	278	1,747

Total interest income	40,339	33,340	106,139	94,722

Fees
Non-Control/Non-Affiliate investments	6,793	3,671	11,611	12,037
Affiliate investments	—	8	1	30

Total fees	6,793	3,679	11,612	12,067

Total investment income	47,132	37,019	117,751	106,789
Operating expenses:
Interest	7,818	6,495	23,243	20,177
Loan fees	1,072	1,364	4,166	4,531
General and administrative	4,504	2,397	12,190	6,984
Employee Compensation:
Compensation and benefits	7,969	3,922	17,621	11,375
Stock-based compensation	2,179	2,823	7,166	6,849

Total employee compensation	10,148	6,745	24,787	18,224

Total operating expenses	23,542	17,001	64,386	49,916
Loss on debt extinguishment (Long-term Liabilities—Convertible Senior Notes)	—	(1,023)	(1)	(1,023)

Net investment income	23,590	18,995	53,364	55,850
Net realized gain on investments
Non-Control/Non-Affiliate investments	6,366	5,664	8,424	13,007

Total net realized gain on investments	6,366	5,664	8,424	13,007
Net increase in unrealized appreciation (depreciation) on investments
Non-Control/Non-Affiliate investments	(25,032)	(10,029)	(34,585)	(15,447)
Affiliate investments	(849)	547	1,543	(2,857)

Total net unrealized depreciation on investments	(25,881)	(9,482)	(33,042)	(18,304)

Total net realized and unrealized loss	(19,515)	(3,818)	(24,618)	(5,297)

Net increase in net assets resulting from operations	$4,075	$15,177	$28,746	$50,553

Net investment income before investment gains and losses per common share:
Basic	$0.33	$0.30	$0.76	$0.89

Change in net assets per common share:
Basic	$0.05	$0.24	$0.40	$0.80

Diluted	$0.05	$0.23	$0.40	$0.78

Weighted average shares outstanding
Basic	71,462	62,356	68,897	61,444

Diluted	71,496	63,779	69,123	63,554

Dividends declared per common share:
Basic	$0.31	$0.31	$0.93	$0.93

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

NON GAAP FINANCIAL MEASURES

(in thousands, except per share data)

	Three Months Ended September 30,
Reconciliation of Net investment income to DNOI	2015	2014
Net investment income	$23,590	$18,995
Stock-based compensation	2,179	2,823

DNOI	$25,769	$21,818
DNOI per share-weighted average common shares
Basic	$0.36	$0.35

Weighted average shares outstanding
Basic	71,462	62,356

Distributable Net Operating Income, “DNOI” represents net investment income as determined in accordance with U.S. generally accepted accounting principles, or GAAP, adjusted for amortization of employee restricted stock awards and stock options. Hercules views DNOI and the related per share measures as useful and appropriate supplements to net operating income, net income, earnings per share and cash flows from operating activities. These measures serve as an additional measure of Hercules’ operating performance exclusive of employee restricted stock amortization, which represents expenses of the Company but does not require settlement in cash. DNOI does include paid-in-kind, or PIK, interest and back end fee income which are generally not payable in cash on a regular basis, but rather at investment maturity or when declared. DNOI should not be considered as an alternative to net operating income, net income, earnings per share and cash flows from operating activities (each computed in accordance with GAAP). Instead, DNOI should be reviewed in connection with net operating income, net income (loss), earnings (loss) per share and cash flows from operating activities in Hercules’ consolidated financial statements, to help analyze how Hercules’ business is performing.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

NON GAAP FINANCIAL MEASURES

(in thousands, except per share data)

September 30, 2015
Total Debt	$590,325
Cash and cash equivalents	(147,304)

Numerator: net debt (total debt less cash and cash equivalents)	$443,021
Denominator: Total net assets	$722,793
Net Leverage Ratio	61.3%

Net leverage ratio is calculated by deducting the outstanding cash at September 30, 2015 of $147.3 million from total debt of $590.3 million divided by our total equity of $722.8 million, resulting in a net leverage ratio of 61.3%. These measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as additional information because management believes they are useful indicators of the current financial performance of the Company’s core businesses.